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Exhibit 10.22

FIRST AMENDMENT TO LOAN AGREEMENT

        THIS FIRST AMENDMENT TO LOAN AGREEMENT (this "First Amendment" or this "Amendment") is entered into as of February 27, 2007, by and between AMERICAN BUSINESS LENDING, INC., a Texas corporation ("Borrower"), and WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company ("Lender"), with reference to the following facts, which shall be construed as part of this First Amendment:

RECITALS

        A.    Borrower and Lender have entered into that certain Loan Agreement dated as of December 15, 2006 (as amended or modified from time to time, the "Loan Agreement"), pursuant to which Lender is providing financial accommodations to or for the benefit of Borrower upon the terms and conditions contained therein. Unless otherwise defined herein, capitalized terms or matters of construction defined or established in the Loan Agreement shall be applied herein as defined or established therein.

        B.    Prosperity Bank, as successor in interest by merger to each of State Bank, a Texas banking association, Gateway National Bank, a national banking association, and GNB Financial, n.a., a national banking association (collectively, "Gateway Seller"), and Borrower are parties to that certain SBA Loan Portfolio Purchase Agreement dated as of December 21, 2006 (as amended or modified from time to time, the "Gateway Portfolio Purchase Agreement"), pursuant to which Borrower is acquiring from Gateway Seller all of the "Loans" as defined in the Gateway Portfolio Purchase Agreement (such "Loans" being the "Acquired Gateway Loans" and such acquisition being the "Gateway Portfolio Acquisition").

        C.    Borrower has requested Lender to consent to the Gateway Portfolio Acquisition and to amend the Loan Agreement in order to provide additional financing required by Borrower to fund the acquisition of the Acquired Gateway Loans.

        D.    Borrower and Lender desire to amend the Loan Agreement to the extent provided in, and subject to the terms and conditions of, this First Amendment.

AGREEMENT

        NOW, THEREFORE, in consideration of the continued performance by Borrower of its promises and obligations under the Loan Agreement and the other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

        1.    Ratification and Incorporation of Loan Agreement and Other Loan Documents.    Except as expressly modified under this First Amendment, (a) Borrower hereby acknowledges, confirms, and ratifies all of the terms and conditions set forth in, and all of its obligations under, the Loan Agreement and the other Loan Documents, and (b) all of terms and conditions set forth in the Loan Agreement and the other Loan Documents are incorporated herein by this reference as if set forth in full herein.

        2.    Amendments to the Loan Agreement.    The Loan Agreement is hereby amended as follows:

          2.1    Addition of New Defined Terms.    Section 1.1 of the Loan Agreement is amended by adding thereto in appropriate alphabetical order the following new defined terms:

    a.
    "Acquired Gateway Loans" shall have the meaning ascribed to such term in the First Amendment.

    b.
    "Borrower Originated Loans" shall mean all Notes Receivable held by Borrower other than the Acquired Gateway Loans.

    c.
    "Borrower Originated Loans Borrowing Base" shall mean the amount by which (A) the sum of (1) up to one hundred percent (100%) of the Net Eligible SBA Guaranteed Notes Receivable that are Borrower Originated Loans, plus (2) up to eighty percent (80%) of the Net Eligible Non-Guaranteed Notes Receivable that are Borrower Originated Loans, exceeds (B) the sum of (1) the Bank Products Reserves with respect to Borrower Originated Loans, plus (2) the aggregate amount, if any, of Note Sale Reserves then established and outstanding with respect to Borrower Originated Loans, plus (3) the aggregate amount of any other reserves established by Lender pursuant to Section 2.1(c) with respect to Borrower Originated Loans.

    d.
    "Borrower Originated Portfolio Advances" shall mean those Revolving Loans made by Lender to Borrower that are not Gateway Portfolio Advances.

    e.
    "Borrowing Base" shall mean the sum of (a) the Borrower Originated Loans Borrowing Base plus (b) the Gateway Performing Loans Borrowing Base.

    f.
    "First Amendment" shall mean the First Amendment to Loan Agreement dated as of February 27, 2007, between Borrower and Lender.

    g.
    "First Amendment Closing Date" shall mean the date on which all conditions precedent set forth in the First Amendment have been satisfied in a manner acceptable to Lender or waived in writing by Lender as provided therein, which date shall be confirmed by Lender to Borrower in writing upon request.

    h.
    "First Amendment Closing Fee" shall have the meaning ascribed to such term in the First Amendment.

    i.
    "Gateway Non-Performing Loans" shall mean those Acquired Gateway Loans that are "Non-Performing Loans" as defined in the Gateway Portfolio Purchase Agreement.

    j.
    "Gateway Non-Recourse Note" shall mean the Promissory Note in the form of Exhibit E to the Gateway Portfolio Purchase Agreement, executed by Borrower in favor of Gateway Seller in the amount of and to evidence the purchase price payable by Borrower for the Gateway Non-Performing Loans, and payable solely from payments collected by Borrower on the Gateway Non-Performing Loans.

    k.
    "Gateway Performing Loans" shall mean those Acquired Gateway Loans that are "Performing Loans" as defined in the Gateway Portfolio Purchase Agreement.

    l.
    "Gateway Performing Loans Borrowing Base" shall mean the amount by which (A) the sum of (1) up to one hundred percent (100%) of the Net Eligible SBA Guaranteed Notes Receivable that are Gateway Performing Loans (provided, that such percentage shall be reduced by five percent (5%) on November 1, 2007 and on the first day of each month thereafter), plus (2) up to eighty percent (80%) of the Net Eligible Non-Guaranteed Notes Receivable that are Gateway Performing Loans, exceeds (B) the sum of (1) the Bank Products Reserves with respect to Gateway Performing Loans, plus (2) the aggregate amount, if any, of Note Sale Reserves then established and outstanding with respect to Gateway Performing Loans, plus (3) the aggregate amount of any other reserves established by Lender pursuant to Section 2.1(c) with respect to Gateway Performing Loans.

    m.
    "Gateway Portfolio Acquisition" shall have the meaning ascribed to such term in the First Amendment.

    n.
    "Gateway Portfolio Purchase Agreement" shall have the meaning ascribed to such term in the First Amendment.

    o.
    "Gateway Portfolio Advances" shall mean those Revolving Loans made by Lender to Borrower based upon the Gateway Performing Loans.

    p.
    "Gateway Seller" shall have the meaning ascribed to such term in the First Amendment.

          2.2    Amendment to Definition of Maximum Credit Line.    Section 1.1 of the Loan Agreement is amended by deleting the existing version of the defined term "Maximum Credit Line" contained therein and replacing it with the following amended and restated version thereof:

            "Maximum Credit Line" shall mean $40,000,000, or such higher amount as Lender may agree to in its sole discretion.

          2.3    Amendment to Definition of Net Eligible Non-Guaranteed Notes Receivable.    Section 1.1 of the Loan Agreement is amended by adding the following additional sentence at the end of the existing text thereof:

    Notwithstanding the foregoing, with respect to any Non-Guaranteed Note Receivable that is included in the Gateway Performing Loans, (a) the requirements of paragraphs B, E, F, I, J, K and R of Schedule 1.1(a) shall not apply, and the requirements of paragraph A shall be replaced by the following:

      A. To the best of Borrower's knowledge, all conditions precedent to the effectiveness of the SBA guaranty with respect to the Loan have been met, and either (i) the Loan has been fully disbursed for the account of the Term Loan Debtor, or (ii) in the event the Loan has been made with respect to any Loan that has not been fully or partially funded, only that portion of such Loan that has actually been funded and disbursed to or for the account of the Term Loan Debtor shall be eligible under this paragraph A; provided, that at the discretion of Lender, the disbursement requirements of this paragraph A may be deemed satisfied on the condition subsequent that the subject disbursements are actually made to the Term Loan Debtor on the same Business Day as the date of the advance made by Lender;

    but (b) if the outstanding principal amount of such Non-Guaranteed Note Receivable exceeds twenty-five percent (25%) of the original combined principal amount of such Non-Guaranteed Note Receivable and the corresponding Guaranteed Note Receivable, then the excess shall be ineligible.

          2.4    Amendment to Definition of Net Eligible SBA Guaranteed Notes Receivable.    Section 1.1of the Loan Agreement is amended by adding the following additional sentence at the end of the existing text thereof:

    Notwithstanding the foregoing, with respect to any SBA Guaranteed Note Receivable that is included in the Gateway Performing Loans, the requirement of paragraphs B, E, F and M of

    Schedule 1.1(b)shall not apply, and the requirements of paragraph A shall be replaced by the following:

      A. To the best of Borrower's knowledge, all conditions precedent to the effectiveness of the SBA guaranty with respect to the Loan have been met, and either (i) the Loan has been fully disbursed for the account of the Term Loan Debtor, or (ii) in the event the Loan has been made with respect to any Loan that has not been fully or partially funded, only that portion of such Loan that has actually been funded and disbursed to or for the account of the Term Loan Debtor shall be eligible under this paragraph A; provided, that at the discretion of Lender, the disbursement requirements of this paragraph A may be deemed satisfied on the condition subsequent that the subject disbursements are actually made to the Term Loan Debtor on the same Business Day as the date of the advance made by Lender;

          2.5    Amendment to Maximum Commitment.    Section 2.1(b) of the Loan Agreement is amended by deleting the existing version thereof and replacing it with the following amended and restated version thereof:

            (b)    Maximum Commitment.    The aggregate outstanding principal amount of the Revolving Loans made to Borrower at any one time (the "Maximum Commitment") shall not exceed the lesser of:

    (i)
    the Maximum Credit Line; or

    (ii)
    the Borrowing Base.

          2.6    First Amendment Closing Fee.    Section 2.5(a) of the Loan Agreement is hereby amended by adding the following additional text at the end of the existing text thereof:

    In addition, Borrower agrees to pay to Lender as consideration for Lender agreeing to enter into the First Agreement an additional closing fee (the "First Amendment Closing Fee"), which Borrower acknowledges shall be fully earned and non-refundable by Lender upon the First Amendment Closing Date, in an amount equal to one-half of one percent (0.50%) of the resulting increase in the Maximum Credit Line. Thirty-Seven Thousand Five Hundred Dollars ($37,500) of the First Amendment Closing Fee shall be due and payable upon the First Amendment Closing Date and the remaining Thirty-Seven Thousand Five Hundred Dollars ($37,500) of the First Amendment Closing Fee shall be due and payable on the first anniversary of the First Amendment Closing Date; provided, however, that upon the termination of this Agreement prior to the first anniversary of the First Amendment Closing Date the entire unpaid amount of the First Amendment Closing Fee shall be immediately due and payable.

          2.7    Separate Tracking of Borrower Originated Loans, Gateway Performing Loans and Gateway Non-Performing Loans.    The following new Section 2.21 is added to the Loan Agreement:

            2.21    Separate Tracking of Matters relating to Borrower Originated Loans, Gateway Performing Loans and Gateway Non-Performing Loans.    Borrower and Lender wish to track separately for certain purposes the status of the Borrower Originated Loans and the Gateway Performing Loans, and the respective portions of the Borrowing Base, the Revolving Loans and the other Obligations relating to the Borrower Originated Loans and the Gateway Performing Loans. In addition, Borrower and Lender wish to exclude the Gateway Non-Performing Loans from most of the provisions applicable to the Borrower Originated

    Loans and the Gateway Performing Loans. In furtherance of this purpose, and notwithstanding any other provision in this Agreement or any other Loan Document:

            a.     Whenever Borrower is required to deliver to Lender a Borrowing Base Certificate or other report with respect to Notes Receivable, Borrower shall prepare and deliver separate certificates for both the Borrower Originated Loans Borrowing Base and the Gateway Performing Loans Borrowing Base or separate reports for with respect to the Borrower Originated Loans and the Gateway Performing Loans, as the case may be.

            b.     Borrower shall, or shall cause Servicer to, establish a separate Collection Account for the proceeds of all Borrower Allocated Payments relating to the Gateway Performing Loans, and Borrower shall, or shall cause Servicer to, transfer from the Servicer Account to such separate Collection Account all Borrower Allocated Payments relating to the Gateway Performing Loans. Prior to the First Amendment Closing Date, Borrower has established account #4121483689 at Wells Fargo to be used as such separate Collection Account. Any such amounts received by Lender shall first be applied to the Gateway Portfolio Advances and other Obligations relating specifically to the Gateway Performing Loans, and second, to any other Obligations.

            c.     Lender shall maintain within the Loan Account a record of the Borrower Originated Portfolio Advances and the Gateway Portfolio Advances, all other Obligations relating specifically to the Borrower Originated Loans or the Gateway Performing Loans, and all payments received relating specifically to the Borrower Originated Loans or the Gateway Performing Loans. Any Obligations incurred or payments received that do not relate specifically to the Gateway Performing Loans shall be treated as if they relate specifically to the Borrower Originated Loans.

            d.     If at any time or for any reason the amount of the Gateway Portfolio Advances or other Obligations relating to the Gateway Performing Loans is greater than the amount of the Gateway Performing Loans Borrowing Base, Borrower shall promptly pay to Lender, in cash, the amount of such excess. Borrower shall not be permitted to use Revolving Loans that may be available on the basis of the Borrower Originated Loans to make such payment.

            e.     The Gateway Non-Performing Loans shall not constitute Notes Receivable, and neither the Gateway Non-Performing Loans or any proceeds thereof shall constitute Collateral under this Agreement or any other Loan Document. Any and all checks, drafts, cash and other remittances received by Borrower with respect to the Gateway Non-Performing Loans shall be received by Borrower for the benefit of Gateway Seller and, to the extent deposited in the Servicer Account, be treated as an Allocated Payment Portion payable by Borrower to the Gateway Seller as provided for in the Gateway Portfolio Purchase Agreement.

          2.8    Amendments to Financial Covenants.    Section 5.11 of the Loan Agreement is amended by deleting the existing version thereof and replacing it with the following amended and restated version thereof:

            5.11    Financial Covenants.    From and after the Closing Date and until the Obligations are fully satisfied, Borrower shall:

              a.     Minimum Tangible Net Worth.    As of the end of each fiscal quarter shown below, maintain, on a consolidated basis with Borrower's Subsidiaries, Tangible Net Worth of not less than the corresponding amount shown for such fiscal quarter after taking into account any dividends paid or accrued:

Fiscal Quarters Ending	Minimum Tangible Net Worth
December 31, 2006	$2,800,000
March 31, 2007	$7,500,000
June 30, 2007	$7,200,000
September 30, 2007	$7,000,000
December 31, 2007 and each fiscal quarter thereafter	$7,500,000

              b.     Maximum Indebtedness to Tangible Net Worth Ratio.    As of the end of each fiscal quarter shown below, maintain, on a consolidated basis with Borrower's Subsidiaries, a maximum ratio of (i) Indebtedness (excluding the FirstCity Debt, the ASBA Note, the Gateway Non-Recourse Note, and Subordinated Debt) to (ii) Tangible Net Worth, of not more than 5.00 to 1.00.

              c.     Maximum Delinquent and Defaulted Notes Percentage.    At all times, not cause or allow the ratio (expressed as a percentage) of (i) the sum of (A) Delinquent Non-Guaranteed Notes Receivable and (B) Defaulted Non-Guaranteed Notes Receivable, to (ii) Non-Guaranteed Notes Receivable (each measured by the respective aggregate outstanding principal amounts of all Non-Guaranteed Notes Receivable in each category, whether or not eligible for inclusion in the Borrowing Base), to be more than seven percent (7.0%). This test will be applied separately with respect to (x) the portfolio of all then-outstanding Gateway Performing Loans, and (y) the portfolio of all then-outstanding Borrower Originated Loans, but not on a combined basis.

              d.     Maximum Loan Charge-Off Percentage.    As of the end of each fiscal quarter, not cause or allow the ratio (expressed as a percentage) of (i) loan losses for the 12-month period then ending, to (ii) the average amount of all Non-Guaranteed Notes Receivable outstanding during such 12-month period (measured by the aggregate outstanding principal amount of all Non-Guaranteed Notes Receivable, whether or not eligible for inclusion in the Borrowing Base), to be more than two percent (2.0%). This test will be applied separately with respect to (x) the portfolio of all Gateway Performing Loans, and (y) only as of the end of each fiscal quarter ending on or after September 30, 2007, the portfolio of all Borrower Originated Loans, but not on a combined basis.

              e.     Minimum Net Interest Coverage regarding Portfolio of Gateway Performing Loans.    As of the end of each fiscal quarter, have a ratio of (i) interest earned for the three-month period then ending on the portfolio of Gateway Performing Loans, to (ii) the costs for such three-month period of servicing the portfolio of Gateway Performing Loans plus the interest costs for such three-month period with respect to the Gateway Portfolio Advances, of not less than 1.20 to 1.00.

          2.9    Amendment to Negative Covenant Regarding Distributions.    Section 6.2 of the Loan Agreement is hereby amended by deleting the following existing version of clause (f) thereof:

        (f) out of funds legally available therefor, the regularly scheduled dividends to which the holders of Borrower's Preferred Stock are entitled pursuant to Borrower's Certificate of Formation as in effect on the Closing Date, and replacing it with the following amended and restated version thereof

        (f) out of funds legally available therefor and to the extent, if any, permitted by the written consents of both Lender and SBA, the regularly scheduled dividends to which the holders of Borrower's Series A Preferred Stock are entitled pursuant to Borrower's Certificate of Formation as in effect on the First Amendment Closing Date,

          2.10    Additional Negative Covenant.    The following new Section 6.19 is added to the Loan Agreement:

            6.19    Payment or Modification regarding Gateway Portfolio Purchase Agreement.    (a) Make any payment of principal or interest on, or any other payment or distribution with respect to, the Gateway Non-Recourse Note except out of the payments on the Gateway Non-Performing Loans to the extent required by the Gateway Portfolio Purchase Agreement; or (b) amend, modify or waive, or agree to amend, modify or waive, (i) any provision of the Gateway Portfolio Purchase Agreement, the Gateway Non-Recourse Note, or any of the other documents executed in connection with the Gateway Portfolio Acquisition, or any right or obligation of Borrower thereunder, if such amendment, modification or waiver would have the effect of (A) changing the non-recourse nature of Borrower's obligations or providing any collateral therefor, (B) increasing the amount or accelerating the timing of any amounts payable by Borrower, or (C) otherwise increasing in a material manner the liabilities or obligations of Borrower.

          2.11    Additional Event of Default.    The following new Section 7.1(w) is added to the Loan Agreement:

              (w)  Default under Gateway Portfolio Purchase Agreement.    Borrower shall be in default, after the expiration of any applicable notice, grace or cure periods, in any material respect of its obligations under the Gateway Portfolio Purchase Agreement, and such default could reasonably be expected to result in a Material Adverse Change.

          2.12    Additional Conditions Subsequent.    Section 8.4 of the Loan Agreement is amended by adding the following new Sections 8.4(b) through (f) after the existing text thereof:

            (b)   Within ten (10) days after the First Amendment Closing Date, Lender shall have received evidence satisfactory to Lender that all of the original SBA 7(a) Loan Notes relating to the Gateway Performing Loans have been delivered to FTA and identified to FTA as being pledged to Lender.

            (c)   Within fifteen (15) days after the First Amendment Closing Date, Lender shall have received evidence satisfactory to Lender that all Term Loan Debtors with respect to the Gateway Performing Loans have been notified of Borrower's acquisition of such Gateway Performing Loans.

            (d)   Within 120 days after the First Amendment Closing Date, Lender shall have received evidence satisfactory to Lender that Borrower or Servicer have filed or recorded all assignments and given all notices that are necessary or customary to transfer the Gateway Seller's rights with respect to the Gateway Performing Loans to Borrower.

            (e)   Within 40 days after the First Amendment Closing Date, Lender shall have received an electronic copy, in a format acceptable to Lender, of the credit files and loan documents with respect at least one-third (1/3) of the Gateway Performing Loans; within 70 days after the First Amendment Closing Date, such requirement shall have been met with respect to at least two-thirds (2/3) of the Gateway Performing Loans; and within 100 days after the First Amendment Closing Date, such requirement shall have been met with respect to 100% of the Gateway Performing Loans.

            (f)    Within 30 days after the First Amendment Closing Date, Lender shall have received revised Projections for 2007 through 2011 reflecting the completion and effect of the Gateway Portfolio Acquisition, prepared on a monthly basis for 2007 and 2008, and on an annual basis thereafter (which revised Projections shall be used as the basis for discussions between Borrower and Lender regarding the financial conditions that would need to be satisfied for Lender's consent to the payment of any dividends on Borrower's Series A Preferred Stock, including revisions deemed appropriate by Lender to the Tangible Net Worth covenant in Section 5.11(a)and the addition of a new interest coverage ratio covenant).

        3.    Consent to Gateway Portfolio Acquisition.    Subject to the terms and the satisfaction of the conditions precedent set forth in this First Amendment, Lender hereby consents to Borrower's consummation of the Gateway Portfolio Acquisition pursuant to the Gateway Portfolio Purchase

Agreement, including Borrower's incurrence of the Indebtedness evidenced by the Gateway Non-Recourse Note.

        4.    Conditions Precedent.    Notwithstanding any other provision of this First Amendment, this First Amendment shall be of no force or effect, and Lender shall not have any obligations hereunder, until the following conditions have been satisfied:

          4.1    First Amendment and other Documents in Connection with the Gateway Portfolio Acquisition.    Lender shall have received the following, each in form and substance satisfactory to Lender:

            a.     this First Amendment, duly executed by Borrower and Lender;

            b.     General Continuing Limited Guaranty, executed by FirstCity Financial in favor of Lender;

            c.     Collection Account Agreement for the new Collection Account for Borrower Allocated Payments relating to the Acquired Gateway Loans, executed by Wells Fargo, Borrower and Lender;

            d.     executed copies of the final Gateway Portfolio Purchase Agreement and all documents executed in connection therewith;

            e.     a Schedule of Cash Sources and Uses to consummate the Gateway Portfolio Acquisition and to pay all costs and fees in connection therewith (including with respect to this First Amendment), prepared by Borrower;

            f.      a Borrowing Base Certificate and shows the Gateway Performing Loans Borrowing Base as of the First Amendment Closing Date and that includes a request for a Gateway Portfolio Advance by Lender based thereon, executed by Borrower;

            g.     evidence of Borrower's receipt of the original SBA 7(a) Loan Notes and other loan documents and customer credit files relating to the Gateway Performing Loans, together with all endorsements or assignments that are necessary or customary to transfer the Gateway Seller's rights therein to Borrower;

            h.     evidence of Borrower's receipt of an additional $5,000,000 in cash proceeds from the issuance of additional shares of Borrower's Series A Preferred Stock;

            i.      evidence of the amendment of Borrower's Certificate of Formation to (i) set the "Stated Dividend Rate" (as defined therein) for all of Borrower's Series A Preferred Stock at the prime rate as announced from time to time by JPMorgan Chase Bank, N.A., and (ii) provide that dividends will not be declared or paid (but may accrue) if such declaration or payment is prohibited by either the Loan Agreement or SBA Rules and Regulations;

            j.      written consent by SBA to this First Amendment and the transactions contemplated hereby;

            k.     Certificate of the Secretary of Borrower, with respect to the authority of Borrower to enter into this First Amendment and to consummate the Gateway Portfolio Acquisition and all transactions contemplated thereby, and the authority and incumbency of the each officer executing any of the Loan Documents on behalf of Borrower;

            l.      Certificate of the Secretary or an Assistant Secretary of FirstCity Financial, with respect to the authority of FirstCity Financial to execute its General Continuing Limited Guaranty in favor of Lender, and the authority and incumbency of the officer executing such General Continuing Limited Guaranty on behalf of FirstCity Financial; and

            m.    an opinion of FirstCity Financial's in-house General Counsel, as counsel to both Borrower and FirstCity Financial.

          4.2    Conditions Precedent to Closing of Gateway Portfolio Acquisition.    All conditions precedent to the closing of the Gateway Portfolio Acquisition, including SBA approval therefor, shall have been satisfied (or, if acceptable to Lender, waived), other than the effectiveness of this First Amendment and the making of the advances by Lender pursuant hereto with respect to the Acquired Gateway Loans.

          4.3    Payment of First Amendment Closing Fee and Legal Expenses.    Lender shall have received from Borrower payment of $37,5000, representing the portion of the First Amendment Closing Fee due upon the First Amendment Closing Date.

          4.4    No Default or Event of Default.    No Default or Event of Default shall have occurred and be continuing.

        5.    Representations and Warranties re Loan Agreement.    Borrower hereby represents and warrants that the representations and warranties contained in the Loan Agreement were true and correct in all material respects when made and, except to the extent that (a) a particular representation or warranty by its terms expressly applies only to an earlier date, or (b) Borrower has previously advised Lender in writing as contemplated under the Loan Agreement, are true and correct in all material respects as of the date hereof. Borrower hereby further represents and warrants that no event has occurred and is continuing, or would result from the transactions contemplated under this First Amendment, that constitutes or would constitute a Default or an Event of Default.

        6.    Miscellaneous.

          6.1    Headings.    The various headings of this First Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this First Amendment or any provisions hereof.

          6.2    Counterparts.    This First Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this First Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

          6.3    Interpretation.    No provision of this First Amendment shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party's having or being deemed to have structured, drafted or dictated such provision.

          6.4    Complete Agreement.    This First Amendment constitutes the complete agreement between the parties with respect to the subject matter hereof, and supersedes any prior written or oral agreements, writings, communications or understandings of the parties with respect thereto.

          6.5    Governing Law.    This First Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

          6.6    Effect.    Upon the effectiveness of this First Amendment, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby and each reference in the other Loan Documents to the Loan Agreement, "thereunder," "thereof," or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

          6.7    Conflict of Terms.    In the event of any inconsistency between the provisions of this First Amendment and any provision of the Loan Agreement, the terms and provisions of this First Amendment shall govern and control.

          6.8    No Novation or Waiver.    Except as specifically set forth in this First Amendment, the execution, delivery and effectiveness of this First Amendment shall not (a) limit, impair, constitute a waiver by, or otherwise affect any right, power or remedy of, Lender under the Loan Agreement or any other Loan Document, (b) constitute a waiver of any provision in the Loan Agreement or in any of the other Loan Documents or of any Default or Event of Default that may have occurred and be continuing, or (c) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement or in any of the other Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Loan Agreement as of the day and year first above written.

AMERICAN BUSINESS LENDING, INC., a Texas corporation

By:	/s/ CHARLES P. BELL, JR. Charles P. Bell, Jr. Chief Executive Officer

WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company

By:	/s/ LAUREL VARNEY MASON Laurel Varney Mason Vice President

[Signature Page to First Amendment to Loan Agreement]

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